Plumas Bancorp Reports Year End and Fourth Quarter Net Income

QUINCY, CA -- (Marketwire - March 20, 2013) - Plumas Bancorp (NASDAQ: PLBC), the parent company of Plumas Bank, today announced 2012 net income of $1.95 million compared to net income of $941 thousand for the year ended December 31, 2011, an improvement of over $1 million. For the quarter ended December 31, 2012, Plumas Bancorp's net income increased by $302 thousand to $547 thousand as compared to net income of $245 thousand for the quarter ended December 31, 2011.

Net income allocable to common shareholders increased from $257 thousand or $0.05 per share during 2011 to $1.27 million or $0.26 per share during the twelve months ended December 31, 2012. For the three months ended December 31, 2012, net income allocable to common shareholders totaled $376 thousand or $0.08 per share compared to $74 thousand or $0.02 per share during the three months ended December 31, 2011. Income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income.

2012 Financial Highlights

Year ended December 31, 2012 compared to December 31, 2011

  Income before provision for taxes increased by $1.8 million to $3.0 million.
  Earnings per share increased by over 400% to $0.26.
  Non-interest expense decreased by $869 thousand.
  Net interest income increased by $331 thousand to $17.2 million.
  Provision for loan losses decreased by $1.15 million to $2.35 million.
  Net interest margin increased to 4.18% from 4.08% during 2011.

Three months ended December 31, 2012 compared to December 31, 2011

  Income before provision for taxes increased by $513 thousand to $826 thousand.
  Earnings per share increased by $0.06 from $0.02 to $0.08.
  Net interest income increased by $139 thousand to $4.4 million.
  The provision for loan losses decreased by $350 thousand to $450 thousand.
  Non-interest income increased by $141 thousand, or 10% to $1.5 million.

December 31, 2012 compared to December 31, 2011

  Nonperforming assets decreased by $6.5 million from $25.5 million at December 31, 2011 to $19.0 million at December 31, 2012.
  The ratio of nonperforming loans to total loans decreased from 5.73% to 4.35% and the ratio of nonperforming assets to total assets decreased from 5.60% to 3.98%.
  Net loans increased by $22.8 million from $287 million at December 31, 2011 to $310 million at December 31, 2012.
  Deposits increased by $20.4 million from $391 million to $412 million.
  Total shareholders' equity increased by $2.2 million to $41.9 million.
  The leverage capital ratio increased from 9.8% at December 31, 2011 to 10.3% at December 31, 2012.

Andrew J. Ryback, president and chief executive officer, stated: "We had another positive quarter and a very productive year in rebuilding our core earnings and positioning Plumas Bank for future growth. In the fourth quarter we achieved meaningful improvement in key measures of credit quality, and we continued to build strong momentum in growing new customer loan and deposit relationships.

Ryback commented, "We constantly evaluate and find ways to improve our company -- to make it more productive and efficient while continuing to deliver exceptional customer service. Ultimately we are committed to delivering superior financial results on behalf of our shareholders." He concluded, "Reflecting on all that our banking team has accomplished in restoring credit quality, regaining momentum in new business growth, and improving operating efficiency, I cannot help but look forward with excitement. We are committed, we are up to the challenge, and we look ahead with determination and optimism."

Asset Quality

During the year ended December 31, 2012 we recorded a provision for loan losses of $2.35 million down $1.15 million from the $3.50 million provision recorded during 2011. Net charge-offs totaled $3.6 million during the year ended December 31, 2012 and $3.9 million during 2011. Net charge-offs as a percentage of average loans decreased from 1.29% during 2011 to 1.18% during the year ended December 31, 2012.

The allowance for loan losses totaled $5.7 million at December 31, 2012 and $6.9 million at December 31, 2011. Specific reserves related to impaired loans decreased from $2.1 million at December 31, 2011 to $1.2 million at December 31, 2012. This decline in specific reserves is reflected in the $3.6 million in net charge-offs during 2012. At least quarterly the Company evaluates each specific reserve and if it determines that the loss represented by the specific reserve is uncollectable it reverses the specific reserve and takes a partial charge-off in its place. General reserves decreased by $342 thousand to $4.5 million at December 31, 2012. Related to a decline in specific and general reserves, the allowance for loan losses as a percentage of total loans decreased from 2.35% at December 31, 2011 to 1.80% at December 31, 2012. The percentage of general reserves to unimpaired loans decreased from 1.80% at December 31, 2011 to 1.52% at December 31, 2012 primarily related to a decrease in the historical charge-off rate.

Nonperforming loans at December 31, 2012 were $13.7 million, a decrease of $3.1 million from the $16.8 million balance at December 31, 2011. Nonperforming loans as a percentage of total loans decreased to 4.35% at December 31, 2012, down from 5.73% at December 31, 2011. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings) at December 31, 2012 were $19.0 million, down from $25.5 million at December 31, 2011. Nonperforming assets as a percentage of total assets were 3.98% at December 31, 2012 and 5.60% at December 31, 2011.

Deposits, Investments and Loans

Total deposits were $411.5 million as of December 31, 2012, up $20.4 million, or 5%, from the December 31, 2011 balance of $391.1 million. Non-interest bearing demand deposits increased by $17.7 million, NOW increased by $1.4 million, savings accounts increased by $6.2 million and money market accounts increased by $4.9 million. Time deposits declined by $9.8 million. We attribute much of the reduction in time to the unusually low interest rate environment as we have seen a movement out of time into more liquid deposits types.

Total investment securities increased by $23.0 million from $57.9 million at December 31, 2011 to $80.9 million as of December 31, 2012. The increase in investment securities is consistent with our asset/liability management policy as we chose to reduce excess balances held at the Federal Reserve Bank (FRB) in order to increase our return on these balances.

The investment portfolio at December 31, 2012 and 2011 was invested entirely in U.S. Government-sponsored agencies. There were no Federal funds sold at December 31, 2012 or 2011; however, the Bank maintained interest earning balances at the FRB totaling $24.5 million at December 31, 2012 and $47.8 million at December 31, 2011, respectively. These balances currently earn 25 basis points.

Net loans increased by $22.8 million from $287 million at December 31, 2011 to $310 million at December 31, 2012. The Company's largest lending categories are commercial real estate loans, agricultural loans and residential real estate loans. These categories accounted for approximately 44.3%, 11.1% and 11.0%, respectively of the Company's total loan portfolio at December 31, 2012, and approximately 40.6%, 13.2% and 13.3%, respectively of the Company's total loan portfolio at December 31, 2011. Construction and land development loans continue to decline and represented 5.0% and 5.8% of the loan portfolio as of December 31, 2012 and December 31, 2011, respectively.

Shareholders' Equity

Shareholders' equity as of December 31, 2012 totaled $41.9 million up from $39.6 million as of December 31, 2011. Book value per common share increased to $6.28 at December 31, 2012 from $5.83 at December 31, 2011. Plumas Bancorp's leveraged capital ratio was 10.3% at December 31, 2012, up from 9.8% at December 31, 2011.

Net Interest Income and Net Interest Margin

Net interest income is the difference between interest income and interest expense. Net interest income, on a nontax-equivalent basis, was $17.2 million for the year ended December 31, 2012, up $331 thousand, or 2%, from $16.8 million for 2011. A decrease of $243 thousand, or 1.3% in interest income, from $18.7 million during 2011 to $18.4 million during the current year, was offset by a decline in interest expense of $574 thousand. Net interest margin for the twelve months ended December 31, 2012 increased 10 basis points, or 2%, to 4.18%, up from 4.08% for the same period in 2011.

Net interest income, on a nontax-equivalent basis, for the three months ended December 31, 2012 was $4.4 million, an increase of $139 thousand from the $4.3 million earned during the same period in 2011. The $139 thousand includes a reduction of $96 thousand in interest expense from $379 thousand during the fourth quarter of 2011 to $283 thousand and an increase in interest income of $43 thousand to $4.7 million for the three months ended December 31, 2012. The largest components of the decrease in interest expense was a decline in the average balance and rate paid on time deposits while interest income benefited from an increase in average balance on the Company's loan and investment portfolios partially offset by a decline in yield on investment securities and loans.

Non-Interest Income/Expense

During the twelve months ended December 31, 2012 non-interest income decreased by $566 thousand to $6.6 million from $7.2 million during 2011. The largest component of this decrease was a decrease of $615 thousand in gain on the sale of government guaranteed loans from $1.9 million during 2011 to $1.3 million during the year ended December 31, 2012. Beginning in the first quarter of 2011, related to a change in SBA requirements, guaranteed portions of SBA loans were no longer required to be sold with a 90 day premium recourse requirement. This resulted in recording gain on sales of loans during 2011 representing both loans sold during the twelve months ended December 31, 2011 and loans sold during the fourth quarter of 2010. In addition, gain on sale of loans during 2011benefited from a government program temporarily increasing the government guarantee in order to stimulate small business lending. The remaining decrease in non-interest income was related to a decline in gain on sales of investment securities from $666 thousand during the twelve months ended December 31, 2011 to $403 thousand during 2012.

We continue to achieve savings in many categories of non-interest expense resulting in a reduction in non-interest expense of $869 thousand from $19.2 million during the twelve months ended December 31, 2011 to $18.4 million during 2012. Significant reductions were realized in many categories of non-interest expense including salary and benefits expense, FDIC insurance, and OREO operating expenses.

During the three months ended December 31, 2012 non-interest income increased by $141 thousand to $1.5 million. This increase was mostly related to an increase in gain on sale of guaranteed portions of SBA loans. Related to a $195 thousand nonrecurring adjustment to the liability for executive salary continuation costs, non-interest expense increased by $117 thousand from $4.5 million during the three months ended December 31, 2011 to $4.6 million during the fourth quarter of 2012.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                    As of December 31,
                                   -------------------
                                                        Dollar   Percentage
                                      2012      2011    Change     Change
                                   --------- --------- --------  ----------
  ASSETS
Cash and due from banks            $  44,675 $  63,076 $(18,401)      -29.2%
Investment securities                 80,964    57,917   23,047        39.8%
Loans, net of allowance for loan
 losses                              310,271   287,432   22,839         7.9%
Premises and equipment, net           13,271    13,457     (186)       -1.4%
Bank owned life insurance             11,160    10,815      345         3.2%
Real estate and vehicles acquired
 through foreclosure                   5,336     8,680   (3,344)      -38.5%
Accrued interest receivable and
 other assets                         12,125    13,972   (1,847)      -13.2%
                                   --------- --------- --------
  Total assets                     $ 477,802 $ 455,349 $ 22,453         4.9%
                                   ========= ========= ========

  LIABILITIES AND SHAREHOLDERS'
   EQUITY
Deposits                           $ 411,562 $ 391,140 $ 20,422         5.2%
Accrued interest payable and other
 liabilities                          14,080    14,265     (185)       -1.3%
Junior subordinated deferrable
 interest debentures                  10,310    10,310        -         0.0%
                                   --------- --------- --------
  Total liabilities                  435,952   415,715   20,237         4.9%
Shareholders' equity                  41,850    39,634    2,216         5.6%
                                   --------- --------- --------
  Total liabilities and
   shareholders' equity            $ 477,802 $ 455,349 $ 22,453         4.9%
                                   ========= ========= ========

                               PLUMAS BANCORP
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)
                                (Unaudited)

  FOR THE THREE MONTHS ENDED DECEMBER                    Dollar  Percentage
   31,                                  2012     2011    Change    Change
                                      -------  -------  -------  ----------

Interest income                       $ 4,684  $ 4,641  $    43         0.9%
Interest expense                          283      379      (96)      -25.3%
                                      -------  -------  -------
  Net interest income before
   provision for loan losses            4,401    4,262      139         3.3%
Provision for loan losses                 450      800     (350)      -43.8%
                                      -------  -------  -------
  Net interest income after provision
   for loan losses                      3,951    3,462      489        14.1%
Non-interest income                     1,498    1,357      141        10.4%
Non-interest expenses                   4,623    4,506      117         2.6%
                                      -------  -------  -------
  Income before income taxes              826      313      513       163.9%
Provision for income taxes                279       68      211       310.3%
                                      -------  -------  -------
  Net income                          $   547  $   245  $   302       123.3%
  Dividends on preferred shares          (171)    (171)       0         0.0%
                                      -------  -------  -------
  Net income available to common
   shareholders                       $   376  $    74  $   302       408.1%
                                      =======  =======  =======

Basic earnings per share              $  0.08  $  0.02  $  0.06       300.0%
                                      =======  =======  =======
Diluted earnings per share            $  0.08  $  0.02  $  0.06       300.0%
                                      =======  =======  =======

FOR THE YEAR ENDED DECEMBER 31,                          Dollar  Percentage
                                        2012     2011    Change    Change
                                      -------  -------  -------  ----------

Interest income                       $18,425  $18,668  $  (243)       -1.3%
Interest expense                        1,274    1,848     (574)      -31.1%
                                      -------  -------  -------
  Net interest income before
   provision for loan losses           17,151   16,820      331         2.0%
Provision for loan losses               2,350    3,500   (1,150)      -32.9%
                                      -------  -------  -------
  Net interest income after provision
   for loan losses                     14,801   13,320    1,481        11.1%
Non-interest income                     6,596    7,162     (566)       -7.9%
Non-interest expenses                  18,377   19,246     (869)       -4.5%
                                      -------  -------  -------
  Income before income taxes            3,020    1,236    1,784       144.3%
Provision for income taxes              1,070      295      775       262.7%
                                      -------  -------  -------
  Net income                          $ 1,950  $   941  $ 1,009       107.2%
  Dividends on preferred shares          (684)    (684)       0         0.0%
                                      -------  -------  -------
  Net income available to common
   shareholders                       $ 1,266  $   257  $ 1,009       392.6%
                                      =======  =======  =======

Basic earnings per share              $  0.26  $  0.05  $  0.21       420.0%
                                      =======  =======  =======
Diluted earnings per share            $  0.26  $  0.05  $  0.21       420.0%
                                      =======  =======  =======

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                                           December 31,
                                                       --------------------
                                                          2012       2011
                                                       ---------  ---------
AVERAGE BALANCES FOR THE YEAR ENDED
Assets                                                 $ 464,609  $ 467,354
Earning assets                                         $ 410,246  $ 411,908
Loans                                                  $ 301,799  $ 302,841
Deposits                                               $ 401,110  $ 407,982
Common equity                                          $  29,213  $  27,520
Total equity                                           $  41,023  $  39,244

CREDIT QUALITY DATA
Allowance for loan losses                              $   5,686  $   6,908
Allowance for loan losses as a percentage of total
 loans                                                      1.80%      2.35%
Nonperforming loans                                    $  13,698  $  16,829
Nonperforming assets                                   $  19,034  $  25,509
Nonperforming loans as a percentage of total loans          4.35%      5.73%
Nonperforming assets as a percentage of total assets        3.98%      5.60%
Year-to-date net charge-offs                           $   3,572  $   3,916
Year-to-date net charge-offs as a percentage of
 average loans                                              1.18%      1.29%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter               $    0.08  $    0.02
Diluted earnings per share for the quarter             $    0.08  $    0.02
Quarterly weighted average shares outstanding              4,776      4,776
Quarterly weighted average diluted shares outstanding      4,791      4,776
Basic earnings per share, year-to-date                 $    0.26  $    0.05
Diluted earnings per share, year-to-date               $    0.26  $    0.05
Year-to-date weighted average shares outstanding           4,776      4,776
Year-to-date weighted average diluted shares
 outstanding                                               4,782      4,776
Book value per common share                            $    6.28  $    5.83
Total shares outstanding                                   4,776      4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average common equity                   5.0%       1.0%
Annualized return on average assets                         0.45%      0.21%
Net interest margin                                         4.11%      4.15%
Efficiency ratio                                            78.4%      80.2%

YEAR END KEY FINANCIAL RATIOS
Return on average common equity                              4.3%       0.9%
Return on average assets                                    0.42%      0.20%
Net interest margin                                         4.18%      4.08%
Efficiency ratio                                            77.4%      80.3%
Loan to Deposit Ratio                                       76.6%      75.1%
Total Risk-Based Capital Ratio                              15.1%      15.0%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
investorrelations@plumasbank.com